Exhibit 5(c)

TORYS LLP

Suite 3000

79 Wellington St. W.

Box 270, TD Centre

Toronto, Ontario

M5K 1N2 Canada

tel 416.865.0040

fax 416.865.7380

www.torys.com

April 21, 2005

Manulife Financial Corporation

200 Bloor Street East

Toronto, Ontario

Canada M4W 1E5

Dear Sirs/Mesdames:

Re: Guarantee of John Hancock Life Insurance Company SignatureNotesSM

We act in Canada for Manulife Financial Corporation, a Canadian corporation (“MFC”) and indirect parent of John Hancock Life Insurance Company, a Massachusetts corporation (the “Company”). This opinion is being delivered to you in connection with the joint Registration Statement on Form F-3 (the “Registration Statement”) filed by MFC and the Company with the Securities and Exchange Commission (the “Commission”) on April 21, 2005. The Registration Statement relates to (a) the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”), of up to an aggregate of $2,500,000,000 in initial offering price of the Company’s SignatureNotesSM, which are medium term notes with maturities of twelve months or more from the date of issue (the “Notes”), and (b) the full and unconditional subordinated guarantee of the Company’s payment obligations under the Notes by MFC. The Notes are to be (i) issued under an Indenture, dated as of June 15, 2002, as amended on January 16, 2003 (the “Indenture”), as supplemented by a Second Supplemental Indenture to be entered into by the Company and JPMorgan Chase Bank, N.A., as trustee (the “Second Supplemental Indenture”); (ii) sold pursuant to the terms of a Selling Agent Agreement to be entered into by the Company and the agents named therein (the “Selling Agent Agreement”); and (iii) guaranteed by MFC pursuant to the terms of a Subordinated Guarantee to be executed by MFC (the “Subordinated Guarantee”). The Indenture, the Second Supplemental Indenture, the Selling Agent Agreement and the Subordinated Guarantee are being filed as exhibits to the Registration Statement.

As such counsel, we have participated in the preparation of (i) the portions of the Registration Statement relating to MFC and the Subordinated Guarantee, (ii) the Second Supplemental Indenture, (iii) the Selling Agent Agreement, and (iv) the Subordinated Guarantee; and we have reviewed the Indenture, and where applicable, we have examined executed copies of such documents.

We have made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates, documents and records as we have considered necessary or relevant for the purposes of the opinions hereinafter expressed, including, (i) MFC’s letters patent, as currently in effect, (ii) MFC’s by-laws, as currently in effect, (iii) resolutions adopted by the Board of Directors of MFC relating to the filing of the Registration Statement, authorization of the Subordinated Guarantee and related matters, (iv) a certificate of an officer of MFC as to certain factual matters (the “MFC Officer’s Certificate”), and (v) a certificate of confirmation dated April 20, 2005 (the “Certificate of Confirmation”) in respect of MFC pursuant to the Insurance Companies Act (Canada) (the “ICA”).

For the purposes of this opinion, we have assumed, with respect to all documents examined by us, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, telecopied or photostatic copies. We have also assumed that the Certificate of Confirmation continues to be accurate as of the date hereof. We have relied upon the certificates referred to above with respect to the accuracy of the factual matters contained therein; while we have not performed any independent check or verification of such factual matters, nothing has come to our attention during our participation with respect to the Registration Statement which leads us to believe such certificates are incorrect.

The Subordinated Guarantee is expressed to be governed by the laws of the State of New York (“New York Law”). We have not considered the legal effect of the terms of the Subordinated Guarantee under New York Law, we have made no investigation into such law as a basis for the opinions expressed herein and we do not express any opinion relating to the Subordinated Guarantee under New York law. This opinion is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein, including the rules and regulations thereunder, as in effect on the date hereof. Insofar as the opinions expressed herein relate to matters governed by the laws of the United States of America or the State of New York, we have relied upon the opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., special legal counsel in the United States for MFC, dated April 21, 2005, filed as Exhibit 5(b) to the Registration Statement.

In giving the opinion in paragraph 1 as to the corporate existence of MFC, we have relied exclusively on the Certificate of Confirmation and MFC Officer’s Certificate.

The opinion set forth in paragraph 4 as to the enforceability of the Subordinated Guarantee is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other laws of general application affecting the enforcement of the rights and remedies of creditors generally; (ii) the availability of equitable remedies is in the discretion of a court of competent jurisdiction; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) we express no opinion concerning the enforceability of any waiver of rights or defenses with respect to stay, extension or usury laws; (v) we express no opinion as to the enforceability in any particular circumstance, of any provisions of the Subordinated Guarantee which provides for the severability of illegal or unenforceable provisions; and (vi) we express no opinion as to the enforceability of, nor as to the manner in which an Ontario court would interpret and apply, any provision of the Subordinated Guarantee which refers to, incorporates by reference, or requires compliance with, any law, statute, rule or regulation of the State of New York or of the United States of America.

Where an opinion is expressed to be to our knowledge, it is based solely on our current actual knowledge acquired after a review of our active files relating to MFC and consideration by those partners and associates of our firm who have been directly involved in this transaction or who are involved in other active files for MFC, but without further independent investigation or inquiry.

Based on and subject to the foregoing, we are of the opinion that:

1.	MFC has been incorporated and is existing under the ICA.
2.	MFC has the corporate power and capacity to enter into and perform its obligations under the Subordinated Guarantee.
3.	The Subordinated Guarantee has been duly authorized by MFC.
4.

If an action or proceeding were brought in a court of competent jurisdiction in the Province of Ontario (an “Ontario Court”) to enforce the Subordinated Guarantee and the Ontario Court were to apply the laws of Ontario to govern and interpret the Subordinated Guarantee (either because the Ontario Court finds that Ontario law is the proper law of the Subordinated Guarantee contrary to its express provisions which stipulate that it will be governed and interpreted by New York Law or because New York Law is not proven to the Ontario Court in such action), when the Second Supplemental Indenture, Selling Agent Agreement and Subordinated Guarantee are executed by the parties thereto and when each series of Notes has been issued and sold in accordance with the terms of the Indenture, the Second Supplemental Indenture, the Selling Agent Agreement and the

Subordinated Guarantee, MFC’s obligations under the Subordinated Guarantee with respect to such Notes would constitute legal, valid and binding obligations of MFC, enforceable against MFC in accordance with the terms of the Subordinated Guarantee.

5.	The laws of the Province of Ontario and the federal laws of Canada applicable therein permit an action to be brought in an Ontario Court on a final and conclusive judgment in personam for a fixed sum of money of a State or Federal Court in the Borough of Manhattan, City and State of New York (a “New York Court”) that is subsisting and unsatisfied respecting the enforcement of the Subordinated Guarantee that is not impeachable as void or voidable under New York Law for a sum certain if: (a) such judgment was not obtained by fraud or in a manner contrary to natural justice and the enforcement thereof would not be inconsistent with public policy as such term is applied by an Ontario Court, or contrary to any order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada) in respect of certain judgments, laws and directives having effect on competition in Canada; (b) the enforcement of such judgment would not be contrary to bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other laws of general application affecting the enforcement of the rights and remedies of creditors generally and does not constitute, directly or indirectly, the enforcement of foreign revenue, expropriatory or penal laws or other laws of a public nature; (c) the action to enforce such judgment is commenced within applicable limitation periods, except that under the Currency Act (Canada), an Ontario Court may only give judgment in Canadian dollars; (d) interest payable on the Notes is not characterized by an Ontario Court as interest payable at a criminal rate within the meaning of section 347 of the Criminal Code (Canada); (e) a court rendering such judgment had jurisdiction over MFC as recognized by the courts of the Province of Ontario (in our opinion, submission under the provisions of the Subordinated Guarantee to the non-exclusive jurisdiction of a New York Court will be sufficient for this purpose) and MFC was properly served in the action leading to such judgment; and (f) no new admissible evidence relevant to the action is discovered prior to rendering of judgment by the Ontario Court. Based on the facts of which we have knowledge, in our opinion, there are no reasons under the laws of the Province of Ontario or the federal laws of Canada applicable therein for avoiding recognition of judgments of a New York Court under the Subordinated Guarantee based on public policy, as that term is applied by an Ontario Court.

This opinion is furnished by us, as counsel in Canada to MFC, in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and, except as provided in the immediately following paragraph, is not to be used, circulated or quoted for any other purpose or otherwise referred to or relied upon by any other person without our express prior written consent, provided that Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. may rely on this opinion in connection with its opinion filed as Exhibit 5(b) to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to this opinion under the captions “Legal Opinions” and “Enforcement of Judgments” and to the reference to our firm name under the caption “Enforcement of Judgments” in the prospectus filed as part of the Registration Statement for the registration of the Notes and Subordinated Guarantee. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required by the Securities Act.

Very truly yours,

/s/ Torys LLP